Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Douglas Sherk & Greg Gin 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis to Present at the CL King Best Ideas Conference and the Stifel Nicolaus

Healthcare Conference

St. Louis, MO, September 14, 2010 —Stereotaxis, Inc. (NASDAQ: STXS) today announced that executive management will present at the following investor conferences:

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The CL King 8th Annual Best Ideas Conference to be held September 15-16, 2010 at the Omni Berkshire Place Hotel in New York City. Mr. Dan Johnston, Chief Financial Officer, is scheduled to review the Company’s business strategy and recent corporate developments at 2:45 PM ET on Wednesday, September 15, 2010.

•

The Stifel Nicolaus Healthcare Conference to be held September 15-17, 2010 at the Four Seasons Hotel in Boston. Mr. Johnston is scheduled to review the Company’s business strategy and recent corporate developments at 10:20 AM ET on Thursday, September 16, 2010.

To listen to the audio web cast of the presentation during or after the event, or to view the investor presentation online, please visit: http://www.stereotaxis.com/Investor-Relations. The replay for the CL King presentation will be available for ninety days after the event. The replay for the Stifel Nicolaus presentation will be available for thirty days after the event.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of arrhythmias and coronary artery disease. The Stereotaxis system is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The unparalleled clinical capability of Stereotaxis has driven more than 130 hospitals to adopt magnetic navigation for a growing number of complex ablation cases in all four chambers of the heart. Stereotaxis technology is now installed and used by 9 out of the Top 10 Best U.S. Heart Hospitals as ranked by U.S. News and World Report, and more than one third of the EP academic training centers in the United States have included Stereotaxis into their arrhythmia treatment laboratories. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe, Canada and elsewhere.

About Odyssey

The Odyssey portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information around the world. Odyssey Vision standardizes data integration for magnetic and standard interventional labs by enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed. Through its proprietary data compression technology, Cinema enables sharing of live and recorded procedure data via a laptop anywhere over a secure high speed Internet connection. Hospitals can also share procedures with other institutions using Odyssey Network Connect providing a global forum for defining clinical best practices across a broad spectrum of medical procedures.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, the effect of global credit and economic conditions on the ability and willingness of customers to purchase our systems, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approval and return of the irrigated catheter to the market, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.